Exhibit 99.1

For more information, contact:

Henry Miller - financial contact	George Thomas - media contact
Tel: 484-582-5445	Tel: 484-582-5635
henry.miller@sungard.com	george.thomas@sungard.com

SunGard Announces Third Quarter 2014 Results

Wayne, PA – October 31, 2014 – SunGard Data Systems Inc. (“SunGard” or the “Company”), one of the world’s leading software and technology services companies, today reported results for the third quarter ended September 30, 2014. For the third quarter, revenue was $691 million, up 2% year over year (also up 2% adjusting for currency). Operating income was $95 million in the quarter, down 11% year over year, driven by a 5% increase in total costs and expenses due to increased investments in sales and delivery capacity and higher restructuring costs. The operating income margin was 13.7%, down 2.1 points year over year. Adjusted EBITDA was $188 million, down 4% year over year, and the adjusted EBITDA margin was 27.1%, down 1.7 points year over year. Adjusted EBITDA is defined in Note 1 attached to this release.

For reference, during last year’s third quarter, the Company recognized revenue of $11.5 million from the sale of a customer bankruptcy claim. Excluding this sale, third quarter 2014 revenue grew 4%, operating income was down 1% compared to the prior year and adjusted EBITDA increased 2% year over year.

Year to date, revenue was $2.0 billion, up 1% year over year (also up 1% adjusting for currency) and the Company incurred an operating loss of $117 million, which included a $339 million non-cash impairment charge related to the Availability Services split-off in the first quarter. Adjusted EBITDA was $492 million, down 3% year over year, and the adjusted EBITDA margin was 24.4%. Excluding the impairment charge and the sale of the bankruptcy claim in the third quarter of 2013, year to date revenue grew 2%, operating income declined 4%, and adjusted EBITDA was flat.

Russ Fradin, president and chief executive officer, commented, “Over the past few years, we’ve been making investments to help our customers improve their competitiveness and address the litany of risk and compliance issues that are common in today’s marketplace. We’re investing in a number of areas – in new functionality, an improved end-user experience and better customer service. These are long-term investments which are beginning to improve the top line growth of the company. We will continue to make prudent investments to improve our top and bottom line growth in the future.”

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Financial Systems (“FS”) segment revenue was $637 million in the third quarter, up 2% year over year (also up 2% year over year adjusting for currency). Growth in services, as well as broker dealer revenues, more than offset a decline in software license fees. FS segment costs and expenses were $453 million, up 4% year over year, due to investments in sales and delivery capacity. Adjusted EBITDA for the period was $184 million, down 3% from the prior year, and the adjusted EBITDA margin was 28.9%, down 1.6 points from last year. Excluding the sale of the bankruptcy claim in the third quarter of 2013, FS revenue grew 4% and adjusted EBITDA grew 3%.

Year to date, FS revenue was $1.9 billion, up 1% year over year (also up 1% adjusting for currency). For the same period, adjusted EBITDA was $477 million, a decrease of 3%, compared to the prior year, and the adjusted EBITDA margin was 25.7%, down 1.2 points from last year. Excluding the sale of the bankruptcy claim in the third quarter of 2013, year to date FS revenue grew 2%, adjusted EBITDA declined 1%.

Notable SunGard solutions in the quarter included the following deals:

•	Valdi was selected by one of the world’s largest financial services firms for a three-year deal to support its growing order management, market access, and compliance requirements.

•	Aligne was chosen by a large oil and natural gas producer to support the expansion of its pipeline operations platform.

•	Omni Retirement Business Process as a Service (BPaaS) was selected by one of the largest financial services firms in the U.S. to aid in the streamlining of its back-office operations and support new business growth.

•	Protegent Surveillance was selected by one of North America’s largest independent broker-dealers to assist in meeting regulatory requirements and better manage the risks within its advisory business.

•	XSP platform was chosen by one of the world’s largest financial services firms to automate their corporate actions processing.

•	Quantum was selected by a large European car manufacturer to supply a treasury management solution hosted in a private cloud environment.

•	Prophet Enterprise was selected by one of the UK’s largest insurance companies in a licensing and services agreement to assist in meeting the increased reporting requirements of Solvency II and reduce its risks within a fully auditable environment.

•	IntelliMatch was selected by one of the largest banks in Latin America to provide a centralized platform to automate transaction matching and reconciliation processes across the bank’s wholesale, retail, and wealth management operations.

Public Sector and Education (“PS&E”) segment revenue was $54 million in the third quarter, up 2% year over year. Adjusted EBITDA was $17 million, up 1% year over year, and the adjusted EBITDA margin was 31.2%, down 0.2 points from last year. These results continue to reflect strong demand for our public sector solutions.

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Year to date, PS&E revenue was $162 million, up 5% year over year. For the same period, adjusted EBITDA was $50 million, an increase of 4%, compared to the prior year, and the adjusted EBITDA margin was 30.9%, down 0.3 points from last year.

Notable SunGard solutions in the quarter included the following deals:

•	ONESolution was selected by a county in Maryland to provide public safety solutions for computer-aided emergency dispatch, records management, jails management, and mobile computing.

•	eFinancePLUS was selected by a Maryland public school district to help manage financial, procurement, payroll, and personnel functions.

•	ONESolution was selected by a sheriff’s department in Ohio to provide public safety solutions for computer-aided emergency dispatch, records management, and mobile computing.

•	eSchoolPLUS, IEPPLUS and PerformanceTRACKER software were chosen by a Pennsylvania school district to manage student information, performance data, and special education information.

Financial Position

For the nine months ended September 30, 2014, the continuing operations of the Company generated $222 million in cash flow from operations. Capital expenditures were $98 million, up $28 million year over year, including a $22 million increase in the capitalization of software due to new product investments.

At September 30, 2014, total debt was $4.7 billion and cash was $396 million. The Company’s leverage ratio, as defined in its senior secured credit agreement, was 5.59x, down from 5.64x at the end of the second quarter. The leverage ratio is calculated using adjusted EBITDA as defined in Note 2 attached to this release. See Note 3 attached to this release for supplemental information on debt.

Conference Call & Webcast

SunGard will host a conference call and live web broadcast to discuss third quarter 2014 results today at 9:00 a.m. (Eastern Time). The call may also include a discussion of company developments, forward-looking information and other material information about business and financial matters. The dial-in number for the conference call is 706-902-1370, and the conference ID number is 22805452. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. An audio replay will be available two hours after the call ends through midnight on November 14, 2014. To listen to the replay, please dial 1-855-859-2056 or 404-537-3406 and enter the conference ID number 22805452. A replay will also be available two hours after the call ends through midnight on November 14, 2014 at www.investorcalendar.com.

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About SunGard

SunGard is one of the world’s leading software and technology services companies, with annual revenue of about $2.8 billion. SunGard provides software and processing solutions for financial services, education and the public sector. SunGard serves approximately 16,000 customers in more than 100 countries and has approximately 13,000 employees. For more information, please visit www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Aligne, eFinancePLUS, eSchoolPLUS, IEPPLUS, IntelliMatch, Omni, ONESolution, PerformanceTRACKER, Prophet, Protegent Surveillance, Quantum, Valdi, XSP are trademarks or registered trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results and pro forma estimates are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: global economic and market conditions; the condition of the financial services industry, including the effect of any further consolidation among financial services firms; our high degree of debt-related leverage; the effect of war, terrorism, natural disasters or other catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; the market and credit risks associated with broker/dealer operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the integration and performance of acquired businesses; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; a material weakness in our internal controls; and unanticipated changes in our income tax provision or the enactment of new tax legislation, issuance of regulations or relevant judicial decisions The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the U.S. Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

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SunGard Data Systems Inc.

Consolidated Condensed Statements of Operations

(in millions)

(Unaudited)

	Three Months Ended Sep. 30,
	2013	2014
Revenue:
Services	$607	$624
License and resale fees	64	59

Total products and services	671	683
Reimbursed expenses	7	8

Total revenue	678	691

Costs and expenses:
Cost of sales and direct operating (excluding depreciation)	244	271
Sales, marketing and administration	157	171
Product development and maintenance	103	96
Depreciation	24	28
Amortization of acquisition-related intangible assets	43	30

Total costs and expenses	571	596

Operating income	107	95
Interest income	1	—
Interest expense and amortization of deferred financing fees	(78)	(73)
Loss on extinguishment of debt	(1)	—

Income from continuing operations before income taxes	29	22
Provision for income taxes	(7)	(11)

Income from continuing operations	22	11
Income from discontinued operations, net of tax	1	—

Net income	$23	$11

SunGard Data Systems Inc.

Consolidated Condensed Statements of Operations

(in millions)

(Unaudited)

	Nine Months Ended Sep. 30,
	2013	2014
Revenue:
Services	$1,801	$1,842
License and resale fees	164	150

Total products and services	1,965	1,992
Reimbursed expenses	24	25

Total revenue	1,989	2,017

Costs and expenses:
Cost of sales and direct operating (excluding depreciation)	757	799
Sales, marketing and administration	471	503
Product development and maintenance	309	300
Depreciation	73	79
Amortization of acquisition-related intangible assets	138	114
Trade name impairment charge	—	339

Total costs and expenses	1,748	2,134

Operating income (loss)	241	(117)
Interest income	1	1
Interest expense and amortization of deferred financing fees	(247)	(220)
Loss on extinguishment of debt	(6)	(61)
Other expense	(2)	—

Loss from continuing operations before income taxes	(13)	(397)
Benefit from income taxes	5	88

Loss from continuing operations	(8)	(309)
Loss from discontinued operations, net of tax	(1)	(17)

Net loss	$(9)	$(326)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

(Unaudited)

	Dec. 31, 2013	Mar. 31, 2014 (a)	Sep. 30, 2014
Assets:
Current:
Cash and cash equivalents	$675	$355	$396
Accounts receivable, net	657	549	509
Prepaid expenses and other current assets	123	138	134
Assets of discontinued operations	2,516	—	—

Total current assets	3,971	1,042	1,039
Property and equipment, net	152	149	147
Software products, net	270	249	222
Customer base, net	421	405	375
Other assets, net	113	105	100
Trade name	1,019	672	672
Goodwill	3,828	3,827	3,784

Total Assets	$9,774	$6,449	$6,339

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$290	$2	$2
Accounts payable and accrued expenses	420	343	367
Deferred revenue	589	592	509
Liabilities of discontinued operations	799	—	—

Total current liabilities	2,098	937	878
Long-term debt	6,094	4,669	4,669
Deferred and other income taxes	739	650	631
Other long-term liabilities	22	24	28

Total liabilities	8,953	6,280	6,206
Stockholder’s equity	821	169	133

Total Liabilities and Stockholder’s Equity	$9,774	$6,449	$6,339

(a)	The March 31, 2014 balance sheet (the balance sheet immediately after split-off of Availability Services which occurred on March 31, 2014) is included to present for comparability to September 30, 2014 .

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Statements of Cash Flows

(in millions)

(Unaudited)

	Nine Months Ended Sep. 30,
	2013	2014
Cash flow from operations:
Cash flow from continuing operations	$327	$222
Cash flow from discontinued operations	242	34

Cash flow from operations	569	256

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(1)	(4)
Cash paid for property, equipment and software	(70)	(98)

Cash used in continuing operations	(71)	(102)
Cash (used in) provided by discontinued operations	(89)	7

Cash used in investment activities	(160)	(95)

Financing activities:
Cash received from borrowings, net of fees	2,173	(7)
Cash used to repay debt	(2,418)	(1,324)
Other financing activities	(18)	(18)

Cash used in continuing operations	(263)	(1,349)
Cash (used in) provided by discontinued operations	(1)	887

Cash used in financing activities	(264)	(462)

Effect of exchange rate changes on cash	(2)	(9)

Increase (decrease) in cash and cash equivalents	143	(310)

Beginning cash and cash equivalents, including cash of discontinued operations (2013: $11, 2014: $31)	546	706

Ending cash and cash equivalents, including cash of discontinued operations (2013: $31, 2014: $— )	$689	$396

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 1. Reconciliation of Adjusted EBITDA to Operating Income (Loss)

We evaluate the performance of our segments using non-GAAP measures. Our primary non-GAAP measure is Adjusted EBITDA, whose corresponding GAAP measure is operating income. Adjusted EBITDA is defined as operating income excluding depreciation, amortization of acquisition-related intangible assets, goodwill and trade name impairment charges, severance and facility closure charges, stock compensation, management fees, and certain other costs.

We believe Adjusted EBITDA is an effective tool to measure our operating performance since it excludes non-cash items and certain variable charges. We use Adjusted EBITDA extensively to measure both SunGard and its reportable segments within the Company, and also to report our results to our board of directors.

While Adjusted EBITDA is useful for analysis purposes, it should not be considered as an alternative to our reported GAAP results. Also, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is similar, but not identical, to adjusted EBITDA per the Senior Secured Credit Agreement for purposes of our debt covenants (see Note 2).

The following is a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to the corresponding reported GAAP measures that we believe to be most directly comparable. Percentage changes are computed based on unrounded amounts. Also, reported amounts may not sum to totals due to rounding.

For clarity, we have re-labeled certain adjustments below for consistency with Note 2. Other costs, which had formerly been included with restructuring charges, is now presented separately.

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
(in millions)	2013	2014	change		2013	2014	change

Financial Systems segment
Revenue	$625	$637	2%		$1,834	$1,855	1%

Adjusted EBITDA	$191	$184	(3)%		$493	$477	(3)%
Adjusted EBITDA margin	30.5%	28.9%	(1.6	) pts	26.9%	25.7%	(1.2	) pts

Public Sector & Education segment
Revenue	$53	$54	2%		$155	$162	5%

Adjusted EBITDA	$16	$17	1%		$48	$50	4%
Adjusted EBITDA margin	31.4%	31.2%	(0.2	) pts	31.2%	30.9%	(0.3	) pts

Corporate
Adjusted EBITDA	$(12)	$(13)			$(36)	$(35)

Total
Revenue	$678	$691	2%		$1,989	$2,017	1%

Adjusted EBITDA	$195	$188	(4)%		$505	$492	(3)%
Adjusted EBITDA margin	28.8%	27.1%	(1.7	) pts	25.4%	24.4%	(1.0	) pts

pts = margin points

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
	2013	2014	change		2013	2014	change
Reconciliation of Adjusted EBITDA to operating income:

Financial Systems segment	$191	$184			$493	$477
Public Sector & Education segment	16	17			48	50
Corporate	(12)	(13)			(36)	(35)

Total Adjusted EBITDA	195	188			505	492

Depreciation	(24)	(28)			(73)	(79)
Amortization of acquisition-related intangible assets	(43)	(30)			(138)	(114)
Trade name impairment charge	—	—			—	(339)
Restructuring charges	(6)	(17)			(9)	(24)
Stock compensation expense	(10)	(13)			(30)	(33)
Management fees	(2)	(3)			(5)	(6)
Other costs	(3)	(2)			(9)	(14)

Total operating income (loss)	$107	$95	(11)%		$241	$(117)	(149)%

Operating income margin	15.8%	13.7%	(2.1	) pts	12.1%	(5.8%)	(17.9	) pts

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 2. Reconciliation of Income (Loss) from Continuing Operations to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA Per Senior Secured Credit Agreement

EBITDA represents income (loss) from continuing operations before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA per our Senior Secured Credit Agreement is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior secured credit facilities, as amended, our senior notes and senior subordinated notes. Adjusted EBITDA per our Senior Secured Credit Agreement is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement do not represent income (loss) from continuing operations, as that term is defined under GAAP, and should not be considered as an alternative to income (loss) from continuing operations as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to income (loss) from continuing operations, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

For clarity, we have re-labeled certain adjustments below for consistency with Note 1. Management fees and Other costs, each of which had formerly been included with restructuring charges, are now presented separately.

	Three Months Ended Sep. 30,			Last Twelve Months Ended
(in millions)	2013	2014		Sep. 30, 2014

Total revenue	$678	$691		$2,789

Income (loss) from continuing operations	$22	$11		$(255)
Interest expense, net	77	73		298
Benefit from (provision for) income taxes	7	11		(57)
Depreciation	24	28		110
Amortization of acquisition-related intangible assets	43	30		158

EBITDA	173	153		254
Trade name impairment charge	—	—		339
Purchase accounting adjustments	1	—		2
Stock compensation expense	10	13		42
Restructuring charges	6	17		32
Management fees	2	3		8
Other costs	2	1		11
Loss on extinguishment of debt	1	—		61

Adjusted EBITDA - per Senior Secured Credit Agreement *	$195	$187		$749

Adjusted EBITDA margin	28.8%	27.0%		26.8%

Year to Year Margin change		(1.8 points	)

	Nine Months Ended Sep. 30,
(in millions)	2013	2014

Total revenue	$1,989	$2,017

Loss from continuing operations	$(8)	$(309)
Interest expense, net	246	219
Benefit from income taxes	(5)	(88)
Depreciation	73	79
Amortization of acquisition-related intangible assets	138	114

EBITDA	444	15
Trade name impairment charge	—	339
Purchase accounting adjustments	5	1
Stock compensation expense	30	33
Restructuring charges	9	24
Management fees	5	6
Other costs	4	11
Loss on extinguishment of debt	6	61

Adjusted EBITDA - per Senior Secured Credit Agreement *	$503	$490

Adjusted EBITDA margin	25.3%	24.3%

Year to Year Margin change		(1.0 points )

*	Also applies to Senior Notes due 2018 and 2020 and Senior Subordinated Notes due 2019

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 3. Supplemental Information

The debt and cash data included below (in millions) is presented to provide clarity related to SunGard’s debt structure and changes in both the components of debt and cash from March 31, 2014 (immediately after the Availability Services (AS) split-off) to September 30, 2014 related to the activity in the six month period from March 31, 2014 to September 30, 2014. The components of debt and cash at December 31, 2013 reflect the balances before the split-off of AS. Other debt as of December 31, 2013 included $8 million of debt related to AS which was primarily capital lease obligations.

	Dec. 31, 2013	Mar. 31, 2014	Sep. 30, 2014	Change from Mar. 31 to Sep. 30

Cash	$706	$355	$396	$41

Senior Secured Credit Facilities:
Secured revolving credit facility	$—	$—	$—	$—
Tranche A	7	—	—	—
Tranche C	427	400	400	—
Tranche D	713	—	—	—
Tranche E	2,183	1,918	1,918	—

Total Senior Secured Credit Facilities	3,330	2,318	2,318	—

Senior Secured Notes due 2014 at 4.875%	250	—	—	—
Senior Notes due 2018 at 7.375%	900	511	511	—
Senior Notes due 2020 at 7.625%	700	700	700	—
Senior Subordinated Notes due 2019 at 6.625%	1,000	1,000	1,000	—
Secured accounts receivable facility	200	140	140	—
Other, primarily foreign bank debt and capital lease obligations	12	2	2	—

Total debt	$6,392	$4,671	$4,671	$—

Net Debt (Total debt less cash)	$5,686	$4,316	$4,275	$(41)

Leverage Metric per Credit Agreement	4.56x	5.42x	5.59x	0.17x
Weighted Average Interest Rate	5.42%	5.63%	5.61%	-0.02 points
Percent Fixed Rate (swap adjusted)	54%	67%	67%	0 points
Percent Bonds of Total Debt	45%	47%	47%	0 points

The contractual future maturities of debt are as follows (in millions):

	Dec. 31, 2013	Mar. 31, 2014	Sep. 30, 2014	Change from Mar. 31 to Sep. 30

2014	$293	$—	$—	$—
2015	31	2	2	—
2016	31	—	—	—
2017	656	540	400	(140)
2018	929	511	511	—
Thereafter	4,452	3,618	3,758	140

Total debt	$6,392	$4,671	$4,671	$—